UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 205490
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2006
SOVEREIGN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-16581	23-2453088

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1500 Market Street, Philadelphia, Pennsylvania	19102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 557-4630
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Addition of Joseph P. Campanelli to Enhanced Executive Retirement Plan
     On April 20, 2006, the Board of Directors (the “Board”) of Sovereign Bancorp, Inc. (“Sovereign”) approved, based on the recommendation of Sovereign’s Compensation Committee (the “Committee”), the selection of Joseph P. Campanelli to participate in the Sovereign Bancorp, Inc. Enhanced Executive Retirement Plan (the “Enhanced Retirement Plan”). Under the Enhanced Retirement Plan, selected executive officers of Sovereign or certain of its subsidiaries who satisfy the Enhanced Retirement Plan’s requirements will be entitled to an enhanced retirement benefit to the extent the retirement benefits payable from certain of Sovereign’s qualified retirement plans and certain other sources is less than a targeted level.
     Mr. Campanelli will be eligible to receive an annual benefit equal to 35% of his average compensation (as such term is defined in the Enhanced Retirement Plan) at age 55, 40% at age 60, and 45% at age 65, if the applicable service requirement is satisfied. The retirement benefit that Mr. Campanelli will be entitled to receive under the Enhanced Retirement Plan is reduced, but not below zero, by the sum of his (i) pension under the terminated defined benefit plan (determined as of March 31, 1999, the date benefit accruals ceased under such plan) and (ii) calculated Social Security benefits.
     In order to vest in the enhanced retirement benefit, Mr. Campanelli must remain employed by Sovereign until age 55. The Enhanced Retirement Plan also provides for survivor’s and disability retirement benefits. In the event of a change in control (as defined), special provisions apply, including immediate 100% vesting and the elimination of the reduction in benefit for age and years of service below the general plan requirements. Under certain circumstances (such as defined misconduct and a breach of any applicable covenant not to compete), Mr. Campanelli may forfeit his benefit under the Enhanced Retirement Plan.
Adoption of Interim Directors Compensation Plan
     The Sovereign Bancorp, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”), which was approved by shareholders on April 18, 1996, is the compensation plan under which non-employee directors of Sovereign and Sovereign Bank are compensated for their services as directors. Under the Director Compensation Plan, as amended effective October 1, 2005, non-employee directors of Sovereign receive $50,000 paid in cash annually, and $50,000 paid in shares of Sovereign common stock. In addition, the “lead” director and the Chairperson of the Audit Committee of the Board receive $25,000 in cash annually and each committee chairperson receives $15,000 in cash annually. This compensation covers all Board meetings and all committee meetings. Under the Director Compensation Plan, non-employee directors of Sovereign Bank receive $21,000 in cash and $21,000 in shares of Sovereign common stock annually. The Director Compensation Plan expired by its terms on April 18, 2006, and, therefore, no additional shares of Sovereign common stock can be issued thereunder.
     On April 20, 2006, the Board, based on the recommendation of the Committee, approved an interim cash-only compensation program (the “Interim Program”) pending shareholder approval of a new non-employee director compensation plan that provides for payment of a portion of director’s compensation in Sovereign common stock. Under the Interim Program, effective April 19, 2006, non-employee directors of Sovereign and Sovereign Bank will receive the same compensation that they were entitled to under the Director Compensation Plan, except that all such payments will be made in cash.
     The Interim Program will terminate on the date that shareholders approve a new non-employee director compensation plan. Sovereign intends to seek shareholder approval of the new plan, which will provide for the issuance of Sovereign common stock as a component of director compensation, at its 2006 annual meeting of shareholders.

Item 9.01.	Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.
      None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC. (Registrant)
Dated: April 26, 2006	/s/ Thomas R. Brugger
Thomas R. Brugger
Treasurer

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